Exhibit 99.3

Board of Directors

Mast Therapeutics, Inc.

3611 Valley Centre Drive, Suite 500

San Diego, California 92130

We hereby consent to the inclusion of our opinion letter, dated January 6, 2017, to the Board of Directors of Mast Therapeutics, Inc. (the “Company”), as Annex B to, and reference to such opinion letter under the headings “Prospectus Summary — Opinion of the Mast Financial Advisor” and “The Merger — Opinion of Roth Capital Partners as Mast’s Financial Advisor” in, the proxy statement/prospectus/information statement relating to the proposed merger involving the Company and Savara Inc., which proxy statement/prospectus/information statement forms a part of the Registration Statement on Form S-4 of the Company (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ ROTH CAPITAL PARTNERS, LLC

ROTH CAPITAL PARTNERS, LLC

February 10, 2017